                             STANDARD OFFICE LEASE

                               950 WINTER STREET
                          BAY COLONY CORPORATE CENTER
                            WALTHAM, MASSACHUSETTS


                               TABLE OF CONTENTS

ARTICLE
NUMBER                        CAPTION



I        BASIC LEASE PROVISIONS............................................   1
II       PREMISES AND APPURTENANT RIGHTS...................................   3
III      BASIC RENT; TENANT'S ELECTRICAL CHARGE............................   5
IV       TERM OF LEASE.....................................................   5
V        REAL ESTATE TAXES.................................................   7
VI       OPERATING EXPENSES................................................   9
VII      USE OF PREMISES...................................................  12
VIII     ASSIGNMENT AND SUBLETTING.........................................  14
IX       RESPONSIBILITY FOR REPAIRS AND CONDITION OF PREMISES;
          SERVICES TO BE FURNISHED BY LANDLORD  16
X        INDEMNITY AND INSURANCE...........................................  20
XI       LANDLORD'S ACCESS TO PREMISES.....................................  22
XII      FIRE, EMINENT DOMAIN, ETC.........................................  22
XIII     DEFAULT...........................................................  24
XIV      MISCELLANEOUS PROVISIONS..........................................  26
         14.1     Extra Hazardous Use......................................  26
         14.2     Waiver...................................................  27
         14.3     Covenant of Quiet Enjoyment..............................  27
         14.4     Landlord's Liability.....................................  28
         14.5     Rules and Regulations....................................  28
         14.6     Additional Charges.......................................  28
         14.7     Invalidity of Particular Provisions......................  28
         14.8     Provisions Binding, Etc..................................  28
         14.9     Recording................................................  29
         14.10    Notices..................................................  29
         14.11    When Lease Becomes Binding...............................  29
         14.12    Paragraph Headings.......................................  29
         14.13    Subordination; Attornment................................  30
         14.14    Assignment of Rents and Transfer of Title................  31
         14.15    Status Report............................................  31
         14.16    Remedying Defaults.......................................  32
         14.17    Holding over.............................................  32
         14.18    Waiver of Subrogation....................................  32
         14.19    Surrender of Premises....................................  33
         14.20    Brokerage................................................  33
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         14.21    Substitute Space.........................................  33
         14.22    Waiver of Jury Trial.....................................  33
         14.23    Governing Law............................................  34

(EXHIBITS). The Exhibits listed below are incorporated in this Lease by reference and are to be construed as part of this Lease.


         Exhibit A:  Plan(s) Showing Leased Premises
         Exhibit B:  Rules and Regulations
         Exhibit C:  [INTENTIONALLY OMITTED.]
         Exhibit D:  [INTENTIONALLY OMITTED.]
         Exhibit E:  Building Services
         Exhibit F:  Description of Land
         Exhibit G:  Description of Office Park

                                     LEASE

     THIS INSTRUMENT IS A LEASE, dated as of November __, 1995, in which Landlord and Tenant are the parties hereafter named, and which relates to space in a building (the "Building") known as 950 Winter Street, located in Bay Colony Corporate Center, Waltham, Massachusetts. The parties to this instrument hereby agree as follows:

                                  ARTICLE  I
                            BASIC LEASE PROVISIONS

     1.1 INTRODUCTION. Each reference in this Lease to any of the following subjects referred to in Section 1.2 or 1.3 shall be construed to incorporate the data stated for that subject in this Article.

     1.2  BASIC DATA.

     Landlord:  Shorenstein Management, Inc., as Trustee for SRI Two Realty
          Trust

     Landlord's Address:  c/o The Shorenstein Company
                         200 Park Avenue
                         New York, NY 10166
                         Attn: Glenn Shannon, Executive Vice President

     with a copy to:     I. Aaron Cohen, P.C.
                         c/o Kassler & Feuer, P.C.
                         101 Arch Street
                         Boston, MA 02110

                                     -and-

                         c/o The Shorenstein Company
                         Legal Department
                         555 California Street, 49th Floor
                         San Francisco, CA 94104
                         Attn: Legal Department

     Tenant:  Physician's Quality Care, Inc., a Delaware corporation

     Tenant's Original Address:  950 Winter Street
                                 Waltham, MA 02154

     Building Rentable Area:  268,584 square feet

     Tenant's Rentable Area:  6,358 square feet

     Leased Premises or Premises:   See Exhibit A

     Anticipated Term Commencement Date:   December 1, 1995.
     Initial Term:  36 months

     Basic Rent:    $171,672.00 per annum

     Operating Expense Base: Operating Expenses incurred on account of calendar 1996

     Tax Base: Taxes incurred on account of the July 1, 1995 - June 30, 1996 fiscal tax year

     Tenant's Tax and Operating Percentage: 2.32% (See Section 5.1.)

     Tenant's Electrical Charge: $5,404.30 per annum
                                 ($0.85 per rentable sq. ft.)

     Public Liability Insurance: Combined single limit for bodily injury and property damage of $3,000,000.00.

     Permitted Uses: Administrative offices, clerical offices and statistical offices.

     Broker(s):  The Shorenstein Company, Inc.

     Construction Representatives:  For Landlord: William Elder

                                    For Tenant:   Edward J. Morrissey

     1.3  ADDITIONAL DEFINITIONS.

     Building:  The building erected on the Land, and all alterations and additions thereto and replacements thereof.

     Business Days:  All days except Sundays and legal holidays.

     Commencement Date:  As defined in Section 4.1.

     Common Property:  All of the land and improvements in the Office Park, as from time to time constituted (including land owned by any entity affiliated with Landlord), which is used or enjoyed by, or made available to, Tenant and other lessees of the Office Park for access, parking or other purposes. The term Common Property shall include all retention ponds, drainage facilities, electric substations, utility lines, pumping stations and other facilities and structures which serve the Office Park; provided, however, that Common Property shall not include
                       (a) any office building located in the Office Park except the Building, (b) land reserved exclusively to provide parking for other buildings within the Office Park and
                       (c) property reserved for future development by Landlord, except to the extent the same is reserved for, made available to or used by all lessees of the Office Park.

     Default Rate:  As defined in Section 14.16.

     Escalation Charges:  The amounts prescribed in Sections 5.1, 5.2 and 6.2 plus Tenant's Electrical Charge.

     Land: The lot or parcel of land on which the Building is located as more particularly set forth on Exhibit F, subject to adjustments of the Lot boundaries from time to time.

     Leased Premises or Premises:   A portion of the Building as shown on
                                    Exhibit A annexed hereto.

     Office Park:  Bay Colony Corporate Center, which includes all of the land described in Exhibit G (subject to adjustments of the boundaries thereof and/or the boundaries of each lot thereof) plus such additional land as may be added thereto from time to time.

     Operating Expenses:  As determined in accordance with Section 6.1.

     Property:  The Building and the Land.

     Taxes:  As determined in accordance with Section 5.1.

     Tax Year: As defined in Section 5.1.

     Tenant's Removable Property:   As defined in Section 7.2.

     Term of this Lease: The Initial Term and any proper extension thereof exercised in accordance with the provisions of this Lease. The Initial Term shall commence on the Commencement Date and expire at the close of the day on which the Initial Term ends, except that if the Commencement Date shall be other than the first day of a calendar month, the expiration of the Initial Term shall be at the close of the day on the last day of the calendar month in which the end of the Initial Term shall fall.

                                  ARTICLE  II
                        PREMISES AND APPURTENANT RIGHTS

     2.1 LEASE OF PREMISES. Landlord hereby demises and leases to Tenant for the Term of this Lease and upon the terms and conditions hereinafter set forth, and Tenant hereby accepts from Landlord, the Premises and all appurtenant areas.

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     2.2  APPURTENANT RIGHTS AND RESERVATIONS.

          (a) Tenant shall have, as appurtenant to the Premises, the non-exclusive right to use and permit its invitees to use, in common with others, public or common lobbies, hallways, stairways, elevators and common walkways necessary for access to the Building, and if the portion of the Premises on any floor includes less than the entire floor, the common toilets, corridors and elevator lobby of such floor; but such rights shall always be subject to the rules and regulations from time to time established by Landlord pursuant to
Section 14.5 and to the right of Landlord to designate and change from time to time areas and facilities so to be used.

          (b) Tenant shall have, as appurtenant to the Premises, the non-exclusive right, in common with others entitled thereto, to use the portions of the Land in such other locations thereon as are designated from time to time by Landlord, for parking by its customers, employees, suppliers and visitors. Landlord reserves the right from time to time, and at Landlord's sole discretion, to alter or redesign the parking area, to temporarily close portions of the parking area and/or to relocate the ingress and egress to and from the parking area and Building provided, however, that Landlord will use reasonable efforts to minimize interference with Tenant's use and enjoyment of the Premises. Tenant and its employees shall also have the right to use, in common with others entitled thereto, such other common areas and facilities in or appurtenant to the Building as Landlord may from time to time designate and provide.

          (c) Tenant shall also have, as appurtenant to the Premises, the non-exclusive right, in common with others entitled thereto from time to time, subject to such regulations as Landlord shall from time to time impose, to use the roads of the Office Park located within the Common Property for access to the Property and the Premises.

          (d) Excepted and excluded from the Premises are exterior faces of exterior walls, the common stairways and stairwells, elevators and elevator shafts; but the entry doors to the Premises are a part thereof. Landlord reserves the right from time to time (a) to install, use, maintain, replace and relocate for service to the Premises and other parts of the Building, or either, pipes, ducts, conduits, wires and appurtenant fixtures, wherever located in the Premises or Building, and (b) to alter or relocate any other common facility, provided that substitutions are substantially equivalent or better. However, with respect to any such activities within the Premises, Landlord shall act diligently to minimize interference with Tenant's activities, so as to assure that there will be no material interference with Tenant's use and enjoyment of the Premises. Landlord reserves the exclusive use of all fan rooms, electric and telephone closets, janitor closets, freight elevator vestibules, pipes, ducts, conduits, wires and appurtenant fixtures located within the Premises which serve exclusively or in common other parts of the Building.

                                 ARTICLE  III
                    BASIC RENT; TENANT'S ELECTRICAL CHARGE

     3.1  BASIC RENT.

          (a) Tenant agrees to pay to Landlord, or as directed by Landlord, without offset, abatement (except as provided in Section 12.1), deduction or demand, Basic Rent and Tenant's Electrical Charge. Basic Rent and Tenant's Electrical Charge shall be payable in equal monthly installments, in advance, on the first day of each and every calendar month during the Term of this Lease, at Landlord's Address, or at such other place as Landlord shall from time to time designate by notice.

          (b) Basic Rent and Tenant's Electrical Charge for any partial month shall be prorated on a daily basis, and if the Initial Term commences on a day other than the first day of a calendar month, the first payment which Tenant shall make to Landlord shall be payable on the Commencement Date and shall be equal to a proportionate part of the monthly installment of Basic Rent and Tenant's Electrical Charge for the partial month from the Commencement Date to the last day of the month in which the Commencement Date occurs plus the installment of Tenant's Electrical Charge and Basic Rent for the succeeding calendar month. In addition to any charges pursuant to Section 14.16, Tenant shall pay a late charge equal to 5% of the amount of any Basic Rent payment or Escalation Charge not paid when due (unless such late charge is prohibited by any applicable law).

                                  ARTICLE  IV
                                 TERM OF LEASE

     4.1 COMMENCEMENT DATE. The Commencement Date shall be the date on which Landlord tenders the Premises to Tenant for Tenant's possession; provided, however, that if the date of tender is earlier than December 1, 1995, then the Commencement Date shall be the earlier of (a) the date on which Tenant accepts possession of the Premises and (b) December 1, 1995. At such time as the Commencement Date has occurred, Landlord and Tenant shall enter into a written instrument, confirming the exact date of the Commencement Date.

     If Landlord shall be unable to give possession of the Premises on the Anticipated Term Commencement Date because the previous occupant of the Premises has not vacated the Premises, Landlord shall not be subject to any liability for failure to give possession on said date, nor shall such failure affect the validity of this Lease.

     4.2 INITIAL CONDITION OF THE PREMISES. Tenant expressly agrees that it will accept possession of the Premises in a totally "as-is" condition; that Landlord has made no representation or warranty concerning the fitness of the Premises for Tenant's intended use of the Premises; and that Landlord shall have no obligation to alter, renovate or improve the Premises in any way.

     4.3. [INTENTIONALLY OMITTED.]

     4.4  [INTENTIONALLY OMITTED.]

     4.5 GENERAL PROVISIONS APPLICABLE TO CONSTRUCTION. All of Tenant's alterations, additions and installation of furnishings shall be coordinated with any work being performed by Landlord and in such manner as to maintain harmonious labor relations and not damage the Property or interfere with Building construction or operation and, except for installation of furnishings, shall, at Landlord's option, be performed by Landlord's general contractor or by contractors or workmen first approved by Landlord. If Landlord shall require that Tenant retain Landlord's contractor, Landlord's contractor shall provide its services at costs reasonably comparable to the charges imposed by other reputable contractors in the Metropolitan Boston area; and Landlord shall provide supervisory services (for which Tenant shall pay to Landlord a reasonable supervisory fee). If Landlord shall not require that Tenant retain Landlord's contractor, Landlord shall not unreasonably withhold or delay its approval of contractors and workmen chosen by Tenant. Except for work by Landlord's general contractor, Tenant before its work is started shall: secure all licenses and permits necessary therefor; deliver to Landlord a statement of the names of all of its contractors and subcontractors and the estimated cost of all labor and material to be furnished by them; and cause each contractor to carry workmen s compensation insurance in statutory amounts covering all of the contractor's and subcontractor's employees and comprehensive public liability insurance and property damage insurance with such limits as Landlord may reasonably require but in no event less than, with respect to public liability insurance, the amount specified in Section 1.2 (all such insurance to be written in companies approved by Landlord and insuring Landlord and Tenant as well as the contractors), and to deliver to Landlord certificates of all such insurance. Tenant agrees to pay promptly when due the entire cost of any work done on the Premises by Tenant, its agents, employees, or independent contractors, and not to cause or permit any liens for labor or materials performed or furnished in connection therewith to attach to the Premises or the Property and immediately to discharge any such liens which may so attach and, at the request of Landlord, to deliver to Landlord security satisfactory to Landlord against liens arising out of the furnishing of such labor and materials. Upon completion of any work done on the Premises by Tenant, its agents, employees or independent contractors, Tenant shall promptly deliver to Landlord original lien releases and waivers executed by each contractor, subcontractor, supplier, materialman, architect, engineer or other party which furnished labor, materials or other services in connection with such work and pursuant to which all liens, claims and other rights of such party with respect to labor, material or services furnished in connection with such work are unconditionally released and waived. No material or equipment shall be incorporated in the Premises by Tenant which is subject to any lien, charge, mortgage or other encumbrance of any kind whatsoever, or subject to any conditional sale, or other similar or dissimilar title retention agreement. If Tenant fails to comply with any of the foregoing obligations, then, in addition to all other rights and remedies hereunder, Landlord may by notice to Tenant require Tenant to cease the performance of any alteration, addition or installation until the offending condition has been remedied.

     All construction work required or permitted by this Lease shall be done in a good and workmanlike manner and in compliance with all applicable laws and lawful ordinances, regulations and orders of governmental authority and insurers of the Property. Each party may inspect the work of the other at reasonable times (and without causing interference with on-going construction activities) and shall promptly give notice of observed defects. Each party authorizes the other to rely, in connection with design and construction, upon approval and other actions on the party's behalf by the Construction Representative of the party, if any, named in Article I or any person named in substitution or addition by notice to the party relying.

     The foregoing provisions of this Section 4.5 shall apply from and after the execution of this Lease, and thereafter for so long as this Lease shall remain in force and effect.

     4.6 CHANGES IN THE OFFICE PARK. Landlord expressly reserves the right to change the layout, design and plans for the Office Park and the Common Property at any time and to add to or reduce the size of the Land; provided that no reduction in the size of the Land may result in a permanent material adverse effect upon the Building or the parking areas, streets or sidewalks serving the Building. Landlord hereby expressly reserves the right to dedicate the roads within the Office Park for public use.

                                  ARTICLE  V
                               REAL ESTATE TAXES

     5.1  PAYMENTS ON ACCOUNT OF REAL ESTATE TAXES.

          (a) For the purpose of this Article, the term "Tax Year" shall mean the twelve-month period commencing on the July 1 immediately preceding the Commencement Date and each twelve-month period thereafter occurring wholly or partially during the Term, and the term "Taxes" shall mean all taxes and special assessments of every kind and nature assessed by any governmental authority upon or against the Land and/or the Building and/or the Property or any part thereof, or payments in lieu thereof, or which Landlord shall become obligated to pay because of or in connection with the ownership, leasing and operation of the Land and/or the Building and/or the Property and reasonable expenses of any proceedings for abatement of Taxes. "Taxes" shall also include, if any, such portion of any taxes and special assessments assessed against the remainder of the Office Park as may be allocated to Landlord as owner of the Land and/or the Building and/or the Property, pursuant to any joint operating agreement or other similar arrangement between Landlord and the owner(s) of the remaining portions of the Office Park. The amount of special taxes or special assessments to be included shall be limited to the amount of the installment (plus any interest, other than penalty interest, payable thereon) of such special tax or special assessment required to be paid during the year in respect of which such taxes are being determined. There shall be excluded from Taxes (i) any federal, state or local income, profit, franchise, privilege, capital levy, excise, inheritance, estate, succession, gift, deed, conveyance or transfer taxes, and
(ii) so long as Tenant has satisfied its obligations under this Article V on a timely basis, any penalties or interest resulting from the late payment of
Taxes: provided, however, that if at any time during the Term the present system of ad valorem tax on real property shall be changed so that, in lieu of the whole or any part of the ad valorem tax on real property, there shall be assessed to Landlord a capital levy or other tax on the gross rents received with respect to the Property, or a federal, state, county, municipal, or other local income, franchise, excise or similar tax, assessment, levy or charge (distinct from any now in effect in the jurisdiction in which the Property is located) measured by or based, in whole or in part, upon any such gross rents, then any and all of such capital levy or taxes shall be included within the term "Taxes", but only to the extent that the same would be payable if the Property were the only property of Landlord.

          (b) In the event that, for any reason, Taxes shall be greater during any Tax Year than the Tax Base, Tenant shall pay to Landlord, as an Escalation Charge, an amount (the "Tax Excess") equal to the excess of Taxes over the Tax Base multiplied by Tenant's Tax and Operating Percentage, such amount to be apportioned for any fraction of a Tax Year in which the Commencement Date falls or the Term ends.,

          (c) Payment of Tenant's Tax Excess shall be made to Landlord within twenty (20) days from the date Landlord shall give written notice to Tenant that, based upon a bill received for Taxes (or partial Taxes), or other form of notice received from any governmental authority responsible for Taxes, there is due from Tenant any Tax Excess (which collection notice shall set forth the manner of computation of any Tax Excess due from Tenant). At Landlord's election, simultaneously with Tenant's monthly payments of Basic Rent, Tenant shall remit to Landlord one-twelfth of Landlord's estimate of the Tax Excess for the then-current Tax Year. If the total of such monthly remittances is greater than the Tax Excess for such Tax Year, Landlord shall credit the difference against the next installment of Tax Excess due to Landlord hereunder (except, that, upon Tenant's request, and so long as Tenant is not then in default in the performance of its obligations hereunder, Landlord shall pay such excess directly to Tenant, in cash); and if the total of such remittances is less than the Tax Excess for such Tax Year, Tenant shall pay the difference at the time any Tax Excess becomes due and payable as hereinabove provided.

          (d) If Landlord shall receive any refund of Taxes as to which Tenant has paid Tax Excess, Tenant shall be entitled to receive a refund from Landlord in an amount equal to the smaller of (i) the amount of Tax Excess paid by Tenant with respect to the Tax Year as to which the refund was obtained by Landlord and
(ii) Tenant's Tax and Operating Percentage multiplied by the amount (if any) by which the amount of the refund received by Landlord exceeds the costs and expenses incurred by Landlord in obtaining such refund.

     5.2 ALTERNATE TAXES. If some method of taxation shall replace the current method of assessment of real estate taxes, or the type thereof, Tenant agrees that Tenant shall pay an equitable share of the same computed in a fashion consistent with the method of computation herein provided, to the end that Tenant's share thereof shall be, to the maximum extent practicable, comparable to that which Tenant would bear under the foregoing provisions.

     5.3 PERSONAL PROPERTY TAXES. Tenant shall pay, promptly when due, all taxes which may be imposed upon personal property (including, without limitation, fixtures and equipment) in the Premises to whomever assessed.

                                  ARTICLE  VI
                              OPERATING EXPENSES

     6.1 DEFINITIONS. For the purpose of this Article, the following terms shall have the following respective meanings:

          Operating Year: Each calendar year in which any part of the Term shall fall.

          Operating Expenses: All costs and expenses incurred with respect to the operation, administration, cleaning, repair, management, maintenance and upkeep of (i) the Property and (ii) the Common Property (including the amount (if any) of any Operating Expenses incurred by other parties with respect to the remainder of the Office Park and allocated to Landlord as owner of the Land and/or the Building and/or the Property), including without limiting the generality of the foregoing:

                    (a) all salaries, wages, fringe benefits, payroll taxes and workmen's compensation insurance premiums related thereto with respect to any employees of Landlord engaged in security, operation, management and maintenance of the Property and the Common Property, exclusive, however, of the allocable share of all management personnel expenses not related to the operation, maintenance or upkeep of the Property and the Common Property;

                    (b) all utilities and other costs related to provision of heat (including oil and/or gas), air-conditioning, lighting, and water (including sewer charges) and other utilities to the Property and the Common Property;

                    (c) all costs, including, without limitation, material and equipment costs, for cleaning, maintenance, replacement, repair and upkeep of the Property (including without limitation window cleaning of the Building) and/or the Common Property, and of all parking areas, roads and landscaping located on the Property and the Common Property;

                    (d) all costs of any insurance carried by Landlord relating to the Property and/or the Common Property;

                    (e) all costs of operating and maintaining the Property and/or the Common Property in good working order, appearance and condition (including, but not limited to, snow removal, security, operation and repair of heating and air-conditioning equipment, elevators, and any other common Building equipment or system), as well as the cost of all repairs and replacements other than repairs for which Landlord has received full reimbursement from contractors, other tenants of the Building or others;

                    (f) all legal, accounting, management and other fees and charges directly related to the operation, management and administration of the Property and the Common Property (including any management fee charged by Landlord for its services in connection with the operation, management and administration of the Property);

                    (g) all costs for electricity supplied to the Property and/or the Common Property after deducting (i) Tenant's Electrical Charge paid by Tenant for such period and (ii) all payments of electricity charges from other tenants in the Property for such period which are separately stated in such other tenant leases as "Tenant's Electrical Charge". The cost of electricity supplied to Tenant and to other tenants of the Building which is separately metered shall not be included in Operating Expenses (but, in such case, the Operating Expense Base shall be reduced as and to the extent such Operating Expense includes sums attributable to the electricity being metered);

                    (h) all costs of disposal of refuse from the Property and/or the Common Property;

                    (i) all license, permit and inspection fees relating to the Property, the Common Property or any part thereof,

                    (j) all capital expenses incurred for the purpose of reducing Operating Expenses (even if no such reduction in fact results) or required to be made by federal, state or local regulation or ordinance not in effect as of the Commencement Date;

                    (k) if during the Term, Landlord shall add or replace a capital item other than as provided in Item (j), there shall be included in Operating Expenses for that and each succeeding calendar year the amount of the annual charge-off (determined as hereinafter provided) of such capital expenditure together with interest at an annual rate equal to 2% over the "prime rate" of Bank of Boston in effect at the time of making such capital expenditure (less insurance or other proceeds, if any, collected by Landlord by reason of damage to, or destruction of' any capital item so replaced). (Annual charge-off shall be determined by dividing the original cost of a capital item or a capital expenditure made during the Term by the number of years of useful life of the item acquired, and the useful life shall be determined by Landlord's accountants in accordance with generally accepted accounting principles and practices in effect at the time of acquisition of the capital item.); and

                    (1) all costs and fees payable under service and management contracts relating to matters referred to in Items (a) through (i) hereof.

          There shall not be included in Operating Expenses:

                    (i) Painting, decoration or other work which Landlord performs for any other tenant or prospective tenant of the Building other than painting, decoration or other work which is standard for the Building and performed for tenants subsequent to their initial occupancy;

                    (ii) Leasing commissions and expenses of procuring tenants, including lease concessions and lease takeover obligations;

                    (iii) Legal fees incurred in connection with the execution or enforcement of any other lease concerning premises in the Building;

                    (iv) Depreciation;

                    (v) Interest on and amortization of debt;

                    (vi) Wages or salaries of employees over the rank of building manager;

                    (vii)  Taxes; and

                    (viii) Rents payable under any ground lease affecting the Property.

     If, during any portion of the Operating Year for which Operating Expenses are being computed, less than 95% of Building Rentable Area was occupied by tenants, actual Operating Expenses incurred shall be reasonably extrapolated by Landlord on an item by item basis to the estimated Operating Expenses that would have been incurred if the Building were 95% occupied for such year, and such extrapolated amount shall, for the purpose hereof be deemed to be Operating Expenses for such Year.

     Tenant acknowledges that Landlord's formula for sharing of Operating Expenses stated in this Lease is based on the assumption that Landlord will be providing substantially similar services to all tenants in the Property from year to year. If this assumption is not, in fact, correct (that is, if Landlord is not furnishing any particular work or service (the cost of which, if performed by Landlord, would be included in Operating Expenses) to a tenant who has undertaken to perform such work or service in lieu of the performance thereof by Landlord), Operating Expenses shall be deemed, for purposes of this paragraph, to be increased by an amount equal to the additional Operating Expenses which would reasonably have been incurred during such period by Landlord if it had, at its own expense, furnished such work or service to such tenant.

     6.2 TENANT'S PAYMENTS. In the event that Operating Expenses for any Operating Year shall exceed the Operating Expense Base, Tenant shall pay to Landlord, as an Escalation Charge, an amount (the "Operating Expense Excess") equal to Tenant's Tax and

Operating Percentage multiplied by the sum of (i) 100% of such increase in Operating Expenses related to the Property plus (ii) the percentage of any such increase in Operating Expenses related to the Common Property which Landlord fairly allocates to the Property, such amount to be apportioned for any Operating Year in which the Commencement Date falls or the Term ends.

     Payment of any Operating Expense Excess shall be made to Landlord within twenty (20) days from the date Landlord shall furnish to Tenant an itemized statement of Tenant's share of any such excess, prepared, allocated and computed in accordance with generally accepted accounting principles. At Landlord's election, simultaneously with Tenant's monthly payments of Basic Rent, Tenant shall remit to Landlord one-twelfth (1/12th) of Landlord's estimate of the Operating Expense Excess for the then-current Operating Year. If the total of such monthly remittances is greater than the Operating Expense Excess for such year, Landlord shall credit any such excess payments against the next installment of Operating Expense Excess due to Landlord hereunder (except that, upon Tenant's request, and so long as Tenant is not then in default in the performance of its obligations hereunder, Landlord shall pay such excess directly to Tenant, in cash); and if the total of such remittances is less than the Operating Expense Excess for such year, Tenant shall pay the difference to Landlord at the time the first monthly installment of Operating Expense Excess with respect to the next succeeding Operating Year becomes due and payable as hereinabove provided.

                                 ARTICLE  VII
                                USE OF PREMISES

     7.1  PERMITTED USES.

          (a) Tenant agrees that the Premises shall be used and occupied by Tenant only for the Permitted Uses and for no other purposes.

          (b) Tenant agrees to conform to the following provisions during the
Term:

               (i) Tenant shall cause all freight and other property to be delivered to or removed from the Building and the Premises in accordance with reasonable rules and regulations established by Landlord therefor. Tenant shall not receive or ship articles of any kind except through loading and receiving facilities, if any, provided for those purposes by Landlord; and

               (ii) Tenant will not place on the exterior of the Premises (including both interior and exterior surfaces of windows and door(s)), or on any part of the Land or Building outside the Premises, any sign, symbol, advertisement or the like visible to public view outside of the Premises. Landlord will not unreasonably withhold consent for signs or lettering on the entry doors to the Premises provided such signs conform to Building standards adopted by Landlord and Tenant has submitted to Landlord a plan or sketch of the sign to be placed on such entry doors. Landlord agrees, however, to maintain a tenant directory in the lobby of the Building in which will be placed Tenant's name and the location of the Premises in the Building; and

               (iii) Tenant shall not perform any act or carry on any practice which may injure the Premises, or any other part of the Property or the Office Park, or cause any offensive odors or loud noise or constitute a nuisance or a menace to any other tenant or tenants or other persons in the Building or the Office Park. Tenant shall not overload or otherwise misuse the plumbing, electrical and other utilities systems serving the Premises and the Building. Tenant shall not use or devote the Premises or any part thereof for any use which is inconsistent with the maintenance of the Building as an office building of first class quality in maintenance, use and occupancy, or which is improper, offensive, contrary to law or ordinance or liable to render necessary any alteration or addition to the Building; and

               (iv) Tenant shall not operate any cooking apparatus (except for coffee making equipment, a microwave oven and a refrigerator), or locate any vending machines in the Premises without Landlord's prior written consent; and

               (v) Tenant shall continuously, throughout the Term of this Lease, occupy the Premises for the Permitted Uses; and

               (vi) Tenant will comply with all laws, ordinances, rules and regulations of governmental authorities and recommendations of the Fire Underwriters Rating Bureau or any similar entity with respect to the condition, use or occupancy of the Premises and the use or occupancy of the Building; and

               (vii) Tenant shall not obstruct in any manner any portion of the Building not hereby leased or of the Property or the Common Property used by Tenant in common with others.

     7.2  INSTALLATIONS AND ALTERATIONS BY TENANT.

          (a) Tenant shall make no alterations, additions (including, for the purposes hereof, wall-to-wall carpeting), or improvements (including Tenant's initial improvements) in or to the Premises without Landlord's prior written consent (Landlord agreeing hereby that such consent shall not be unreasonably withheld or delayed with respect to any proposed alteration or addition which will not affect (i) the structural elements or utilities systems of the Building, (ii) the exterior appearance of the Building or (iii) the appearance of any common area of the Building or the Office Park). Any such alterations, additions or improvements shall (i) be performed in a good and workmanlike manner and in compliance with Building standards, the applicable provisions of
Article IV, and all applicable laws (Without limitation, if, because of alterations, additions or improvements undertaken (or proposed to be undertaken) by or on behalf of Tenant, applicable laws require additional alterations, additions or improvements to the Premises or the Building which would not have been required but for Tenant's additions, etc. (or proposed additions, etc.), Tenant shall be obligated, at its sole cost and expense, to undertake and complete all such additional alterations, additions or improvements.), (ii) be made only by Landlord's contractor or by contractors or mechanics approved by Landlord (all as provided in subsection 4.3(d), above), (iii) be made at Tenant's sole expense and at such times as Landlord may designate, and (iv) become part of the Premises and the property of Landlord. Tenant agrees not to employ or permit the use of any labor or otherwise take any action which might result in a labor dispute involving personnel providing services, labor or material in the Building or the Office Park pursuant to arrangements made by Landlord or Landlord's contractor. Furthermore, Tenant agrees that it will not permit any contractors or other persons retained by Tenant to make alterations, additions or improvements on the Premises to commence their activities until such time as Landlord has received Certificates of Insurance confirming that such persons maintain public liability, automobile liability, workmen's compensation and other insurance required by Landlord, in amounts satisfactory to Landlord.

          (b) All articles of personal property and all business fixtures, machinery, equipment and furniture owned or installed by Tenant solely at its expense in the Premises ("Tenant's Removable Property") shall remain the property of Tenant and may be removed by Tenant at any time prior to the expiration of the Term, provided that Tenant, at its expense, shall repair, to the satisfaction of Landlord, any damage to the Property caused by such removal.

          (c) Notice is hereby given that Landlord shall not be liable for any labor or materials furnished or to be furnished to Tenant upon credit, and that no mechanic's or other lien for any such labor or materials shall attach to or affect the reversion or other estate or interest of Landlord in and to the Premises. Whenever and as often as any mechanic's lien shall have been filed against the Property based upon any act or interest of Tenant or of anyone claiming through Tenant, Tenant shall forthwith take such action by bonding, deposit or payment as will remove or satisfy the lien.

                                 ARTICLE  VIII
                           ASSIGNMENT AND SUBLETTING

     8.1  PROHIBITION.

          (a) Subject to the remaining provisions of this subsection (a), Tenant covenants and agrees that neither this Lease nor the term and estate hereby granted, nor any interest herein or therein, will be assigned, mortgaged, pledged, encumbered or otherwise transferred, and that neither the Premises nor any part thereof will be encumbered in any manner by reason of any act or omission on the part of Tenant, or used or occupied or permitted to be used or occupied by anyone other than Tenant, or for any use or purpose other than a Permitted Use, or be sublet (which term, without limitation, shall include granting of concessions, licenses and the like) in whole or in part, without in each case having first obtained the express written consent of Landlord. A transfer or assignment of 50% (computed on a cumulative aggregate basis) or more of the stock, equity or other indicia of ownership of Tenant shall be deemed to constitute an assignment in breach of this Section 8.1; provided, however, that the sale of corporate treasury stock in order to increase the capital of Tenant shall not be restricted. The foregoing restrictions shall not be applicable to an assignment of this Lease or a subletting of the Premises by Tenant to a subsidiary wholly-owned by Tenant or to a controlling corporation, the stock of which is wholly-owned by the stockholders of Tenant. It shall be a condition of the validity of any assignment, whether with the consent of Landlord or to a subsidiary or controlling corporation, that the assignee agrees directly with Landlord, by written instrument in form satisfactory to Landlord, to be bound by all the obligations of Tenant hereunder including, without limitation, the covenant against further assignment and subletting. No assignment or subletting shall relieve Tenant from its obligations hereunder and Tenant shall remain fully and primarily liable therefor.

     Landlord agrees that its consent to a proposed assignment or sublease shall not be unreasonably withheld or delayed, and Tenant agrees to provide to Landlord such information as Landlord may reasonably require in order to reach an informed decision. Without limitation, Landlord shall not be deemed to be unreasonable in withholding its consent to a proposed assignment or sublease unless each of the following criteria has been satisfied: (i) the proposed assignee or subtenant is of good reputation and character and is of sound financial condition, (ii) the proposed assignee or subtenant is not otherwise a tenant of the Office Park, (iii) the proposed assignee or subtenant will use the Premises solely for the Permitted Uses, (iv) the proposed assignee or subtenant does not intend to use the Premises for a "Prohibited Activity" (as hereinafter defined), (v) the intended use of the Premises by the proposed assignee or subtenant is consistent with the maintenance of the Building as a first-class office building, and will not interfere with the business activities of other occupants of the Office Park, and (vi) the rental and other economic terms of the proposed assignment or sublease are not inconsistent with or deleterious to the economic interests of Landlord as owner of the Building. (Without limitation, Tenant shall not advertise or otherwise offer any portion (or all) of the Premises at a rental rate which is lower than the rental rate then being quoted by Landlord for equivalent space in the Building.)

     For the purposes of the immediately preceding paragraph, a "Prohibited Activity" is a use which will, in Landlord's reasonable judgment, (i) introduce undue amounts of public traffic in the Building (in excess of average traffic which Landlord reasonably believes is generated by other tenants in the Building), or (ii) place a strain on the existing plumbing, electrical and mechanical systems of the Building or (iii) generate unusually high densities of employees or invitees per square foot of rentable space.

          (b) If this Lease be assigned, or if the Premises or any part thereof be sublet or occupied by anyone other than Tenant, Landlord may, whether or not it has consented to any such assignment, subletting or occupancy, at any, time and from time to time collect rent and other charges from the assignee, subtenant or occupant, and apply the net amount collected to the rent and other charges herein reserved, but no such assignment, subletting, occupancy or collection shall be deemed a waiver of any breach of Section 8.1 (a), or the acceptance of the assignee, subtenant or occupant as a tenant or a release of Tenant from the further performance by Tenant of its obligations hereunder. In the event that Basic Rent and other charges payable to Tenant under any assignment or sublease exceed Basic Rent and other charges payable hereunder, Basic Rent hereunder shall automatically be deemed to be increased by 75% of the amount of such excess. (If only a portion of the

Premises is subleased, determination of any excess shall be computed by allocating Basic Rent and other charges hereunder on a per square foot basis, between the portion of the Premises which is subject to the sublease and the remainder of the Premises.) The consent by Landlord to an assignment or subletting shall in no way be construed to relieve Tenant or any successor from obtaining the express written consent of Landlord to any further assignment or subletting. No assignment or subletting and no use of the Premises by a subsidiary wholly-owned by Tenant or controlling corporation of Tenant shall affect the Permitted Uses.

          (c) In the event of any request by Tenant for any consent to a proposed assignment or sublease, Landlord shall have the option instead to terminate this Lease. In the case of a proposed sublease concerning only a portion of the Premises, at Landlord's option, such termination shall apply only to that portion of the Premises which is intended to be the subject of the sublease. In such event, Basic Rent and other charges hereunder shall be reduced proportionately, to take account of the reduction in the size of the Premises which will be occupied by Tenant following such termination. Furthermore, in the case of a sublease which is intended to apply to only a portion of the Term, at Landlord's option, this Lease shall be terminated only for the period of the proposed sublease, and shall be reinstated upon the expiration of the term of the proposed sublease. Upon any termination, as provided above, the Premises (or the portion of the Premises to which the termination relates) shall be delivered to Landlord in the condition in which the Premises are required to be delivered to Landlord upon the expiration of the Term as provided herein. Following any such termination, Landlord shall be entitled to enter into any lease or occupancy arrangement concerning the Premises (or portion of the Premises, as the case may be) with any party, including, without limitation, the assignee or subtenant proposed by Tenant.


                                  ARTICLE  IX
             RESPONSIBILITY FOR REPAIRS AND CONDITION OF PREMISES;
                     SERVICES TO BE FURNISHED BY LANDLORD

     9.1 LANDLORD REPAIRS. Except as otherwise provided in this Lease, Landlord agrees to make such repairs to the roof exterior walls, floor slabs, common areas and common electrical, heating, air conditioning and other common mechanical systems and facilities of the Building as may be necessary to keep them in serviceable condition, all insofar only as they affect the Premises, except that Landlord shall in no event be responsible to Tenant for the condition of glass in and about the Premises or the doors leading to the Premises, or for any condition in the Premises or the Building caused by any act or neglect of Tenant, its invitees or contractors. Landlord shall also perform snow removal and resurfacing, repairs and replacements to the surface parking areas and sidewalks of the Property. Landlord shall not be responsible to make any improvements or repairs to the Building, the Land or the Office Park other than as expressly in this Section 9.1 provided, unless expressly provided otherwise in this Lease.

     9.2  TENANT'S AGREEMENT.

          (a) Tenant will keep neat and clean and maintain in good order, condition and repair the Premises and every part thereof excepting only those repairs for which Landlord is responsible under the terms of this Lease, reasonable wear and tear of the Premises, and damage by fire or other casualty and as a consequence of the exercise of the power of eminent domain excepted; and shall surrender the Premises, at the end of the Term, in such condition. Without limitation, Tenant shall maintain and use the Premises in accordance with all directions, rules and regulations of all governmental agencies having jurisdiction, and shall, at Tenant's own expense, obtain all permits, licenses and the like required by applicable law. Tenant shall be responsible for the cost of repairs which may be made necessary by reason of damage to common areas in the Building and the parking areas, sidewalks, paved areas, landscaping, lighting and other facilities on the Land or in the Office Park by Tenant, Tenant's independent contractors, or Tenant's invitees.

          (b) If repairs are required to be made by Tenant pursuant to the terms hereof Landlord may demand that Tenant make the same forthwith, and if Tenant refuses or neglects to commence such repairs and complete the same with reasonable dispatch, after such demand, Landlord may (but shall not be required to do so) make or cause such repairs to be made and shall not be responsible to Tenant for any loss or damage that may accrue to Tenant's stock or business by reason thereof. In the case of emergency (that is, any condition which, if not remedied promptly, would result in additional damage or risk of damage to persons or property), Landlord shall be permitted to act immediately, without the requirement of demand or notice to Tenant. If Landlord makes or causes such repairs to be made, Tenant agrees that Tenant shall forthwith, on demand, pay to Landlord the cost thereof with interest thereon at the Default Rate, as an additional charge.

     9.3  FLOOR LOAD - HEAVY MACHINERY.

          (a) Tenant shall not place a load upon any floor in the Premises exceeding 50 pounds (live load) per square foot of usable floor area of the Premises. Landlord reserves the right to prescribe the position of all heavy business machines and mechanical equipment, including safes, which shall be placed so as to distribute the weight thereof. Business machines and mechanical equipment shall be placed and maintained by Tenant at Tenant's expense in settings sufficient, in Landlord's judgement, to absorb and prevent vibration, noise and annoyance. Tenant shall not move any safe, heavy machinery, heavy equipment, freight, furniture, bulky matter or fixtures into or out of the Building without Landlord's prior consent, which consent may include a requirement to provide insurance in such amounts as Landlord may deem reasonable. Tenant shall protect all elevators, sidewalks and other areas of the Property from possible damage prior to moving any such items and shall comply with all requirements of Landlord in connection therewith.

          (b) If any such safe, machinery, equipment, freight, bulky matter or fixture requires special handling, Tenant agrees to employ only persons holding a Master Rigger's License to do such work, and all work in connection therewith shall comply with applicable laws and regulations. Any such moving shall be at the sole risk and hazard of Tenant, and

Tenant will exonerate, indemnify and save Landlord harmless against and from any liability, loss, injury, claim or suit resulting directly or indirectly from such moving.

     9.4  BUILDING SERVICES.

          (a) Landlord shall, on Business Days (except Saturdays) from 8:00 a.m. to 6:00 p.m. (and on Saturdays from 9:00 a.m. to 1:00 p.m.), furnish heating and cooling as normal seasonal changes may require to provide reasonably comfortable space temperature and ventilation for occupants of the Premises under normal business operation at an occupancy of not more than one person per 150 square feet of usable floor space. If Tenant shall require air conditioning, heating or ventilation outside the hours and days above specified, Landlord shall furnish such service and Tenant shall pay to Landlord therefor such charges as may from time to time be in effect. In the event Tenant introduces into the Premises personnel or equipment which overloads the capacity of the Building system or in any other way interferes with the system's ability to perform adequately its proper functions, or which affects the temperature otherwise maintained by the air conditioning system, supplementary systems may, if and as needed, at Landlord's option, be provided by Landlord, at Tenant's expense.

          (b)  Landlord shall also provide:

               (i) Hot water for lavatory purposes and cold water (at temperatures supplied by the utility service supplying same) for drinking, lavatory and toilet purposes. If Tenant uses water for any purposes other than for ordinary lavatory and drinking purposes, Landlord may assess a reasonable charge for the additional water so used, or install a water meter and thereby measure Tenant's water consumption for all purposes. In the latter event, Tenant shall pay the cost of the meter and the cost of installation thereof and shall keep such meter and equipment in good working order and repair. Tenant agrees to pay for water consumed, as shown on such meter, together with the sewer charge based on such meter charges, as and when bills are rendered, and in the event of any default in making such payment Landlord may pay such charges and collect the same from Tenant as an additional charge.

               (ii) Cleaning and janitorial services to the Premises, provided the same are kept in order by Tenant, in accordance with the cleaning standards set forth in Exhibit E attached hereto.

               (iii) Passenger elevator service from the existing passenger elevator system, for use by Tenant in common with Landlord and other tenants of the Building.

     9.5  ELECTRICITY.

          (a) Landlord, in its sole discretion, will either (i) furnish electricity to the Premises sufficient to operate normal lighting and business machines approved by Landlord (exclusive, however, of Tenant's electrical needs for computers and similar equipment having special power or environmental requirements), charging Tenant's Electrical Charge for such service, to be paid by Tenant in equal monthly installments on the same day in each month that rental payments are due and payable hereunder (but in no event shall Landlord be obligated to furnish electricity to supply a requirement in excess of 3.0 watts per square foot of the usable area of the Premises), or (ii) elect, at any time during the Term, to cause electricity furnished to the Premises to be separately metered, in which event all charges for electricity consumed on the Premises will be billed directly to, and paid for by, Tenant. The cost of any such electrical meter as well as the cost of installation, repair and replacement shall be borne by Tenant, who shall reimburse Landlord for the cost thereof within 30 days after receipt of written demand therefor.

          (b) Whether or not Landlord is furnishing electricity to Tenant, if Tenant shall require electricity in excess of the quantity which is to be furnished as provided in Section 9.5(a), Tenant shall, upon demand, reimburse Landlord for the cost of such excess electricity. Further, if (i) in Landlord's judgement, Landlord's facilities are inadequate for such excess requirements, or
(ii) such excess shall result in an additional burden on the Building's or the Office Park's utility systems or additional cost on account thereof, as the case may be, Tenant shall, upon demand, reimburse Landlord for all additional costs related thereto. Further, if Tenant requires electricity in excess of the quantity which is to be furnished as provided in Section 9.5(a) above, Landlord, at the sole cost and expense of Tenant, will furnish and install such additional wires, conduits, feeders, switchboards and appurtenances as Landlord may require to supply such additional requirements of Tenant (if electricity therefor is then available to Landlord without affecting the Office Park or Landlord's plans therefor); provided that Landlord shall have no obligation to furnish any such excess electricity unless the same shall be permitted by applicable laws and insurance regulations and shall not cause or threaten permanent damage or injury to the Building or the Premises or cause or create a dangerous or hazardous condition or entail excessive or unreasonable alterations or repairs, or interfere with or disturb other tenants or occupants of the Building or the Office Park or interfere with Landlord's plans for the Office Park.

          (c) Landlord shall furnish and install the bulbs required within the Premises as of the Commencement Date. Thereafter, Landlord, at Tenant's expense, shall replace and install all ballasts, lamps and bulbs (including, but not limited to, incandescent and fluorescent) used in the Premises. All such replacements shall be of such type, color and size as are approved by Landlord.

          (d) Landlord shall not in any way be liable or responsible for any loss, damage or expense which Tenant may sustain or incur if the quantity, character, or supply of electricity is changed or is no longer available or suitable for Tenant's requirements.

          (e) Landlord shall have the right to discontinue furnishing electric power to the Premises at any time upon not less than thirty (30) days' notice to Tenant, provided Landlord shall first have arranged for the supply of power for Tenant's use to be provided to the Premises by the public utility company furnishing electric service to the Building and shall, at Tenant's expense, separately meter the Premises. If Landlord exercises such right, from and after the effective date of such termination, Landlord shall not be obligated to furnish electricity to the Premises, and Tenant shall have no obligation to pay any portion of Tenant's Electrical Charge.

     9.6 PARKING. Landlord shall make available to Tenant parking on a nonexclusive basis on the Land as provided in Section 2.2 of this Lease, except that Tenant shall not have the right to make use of parking spaces (if any) marked for visitor or handicapped parking or which are otherwise regulated by Landlord.

     9.7 ADDITIONAL SERVICES. In the event Tenant wishes to provide outside services for the Premises over and above those services to be provided by Landlord as set forth herein, Tenant shall obtain the prior written approval of Landlord for the installation and/or utilization of such services. ("Outside services" shall include, but shall not be limited to, cleaning services, television, so-called "canned music," security services, catering and the like.) In the event Landlord approves the installation and/or utilization of such services, such installation and utilization shall be at Tenant's sole cost, risk and expense and subject to such requirements as Landlord may from time to time elect to impose in connection therewith.

     9.8 INTERRUPTION OF SERVICES. Landlord reserves the right to curtail, suspend, interrupt and/or stop the supply of water, sewage, electricity, cleaning, parking and other services, and to curtail, suspend, interrupt and/or stop the use of the roads providing access to the Building, without thereby incurring any liability to Tenant, when necessary by reason of accident or emergency, or for repairs, alterations, replacements or improvements in the judgment of Landlord desirable or necessary, or when prevented from supplying such services or use by strikes, lockouts, difficulty of obtaining materials, accidents or any other cause beyond Landlord's reasonable control, or by laws, orders or inability, by exercise of reasonable diligence, to obtain electricity, water, gas, steam, coal, oil or other suitable fuel or power, or by any other condition not reasonably within the control of Landlord. Except as expressly provided below, no diminution or abatement of rent or other compensation, nor any direct, indirect or consequential damages shall or will be claimed by Tenant as a result of' nor shall this Lease or any of the obligations of Tenant be affected or reduced by reason of' any such interruption, curtailment or suspension. Failure or omission on the part of Landlord to furnish any of the foregoing services or use shall not be construed as an eviction of Tenant, actual or constructive, nor, except as expressly provided below, entitle Tenant to an abatement of rent, nor render Landlord liable in damages, nor release Tenant from prompt fulfillment of any of its covenants under this Lease. If there shall occur any interruption or reduction of service(s), and if (i) such interruption or reduction materially interferes with Tenant's use and enjoyment of the Premises, and (ii) such interruption or reduction shall continue for ten
(10) days, then, commencing with the eleventh (11th) day of such interruption or reduction and continuing until such time as such service(s) have been restored to the extent necessary to avoid material interference with Tenant's use and enjoyment of the Premises, Tenant shall be entitled to a reasonable reduction or abatement of rent (consistent with the extent of interference with Tenant's activities); provided, however, that Tenant shall not be entitled to such an abatement or reduction if the interruption or reduction of service(s) results from any condition not reasonably within Landlord's control.

                                  ARTICLE  X
                            INDEMNITY AND INSURANCE

     10.1 TENANT'S INDEMNITY. TO the maximum extent this agreement may be made effective according to law, Tenant agrees to indemnify and save harmless Landlord from and against all loss, costs, penalties and liability damage claims of whatever nature arising from any act, omission or negligence of Tenant or Tenant's contractors, licensees, agents, servants or employees or arising from any death, accident, injury or damage whatsoever caused to any person, or to the property of any person, occurring after the date of this Lease until the end of the Term of this Lease and thereafter, so long as Tenant is in occupancy of any part of the Premises, in or about the Premises; or arising from any death, accident, injury or damage occurring outside of the Premises but on the Property or the Office Park, where such accident, damage or injury results or is claimed to have resulted from any act or omission on the part of Tenant or Tenant's agents or employees or independent contractors or invitees or suppliers. This indemnity shall, to the maximum extent this agreement may be made effective according to law, also extend to all loss, costs, penalties, damage and claims of whatever nature asserted against Landlord arising out of the use or occupancy of, passage or travel over or upon, the Property or the Office Park by Tenant or by any person claiming by, through or under Tenant (including, without limitation, all employees, agents, contractors and customers of Tenant), or arising out of any delivery to or service supplied to the Premises, or on account of or based on anything whatsoever done on the Premises, except if the same was caused by the negligence, fault or misconduct of Landlord, its agents, servants or employees. This indemnity and hold harmless agreement shall include indemnity against all costs, expenses and liabilities incurred in or in connection with any such claim or proceeding brought thereon, and the defense thereof with counsel approved by Landlord.

     10.2 LIABILITY INSURANCE. Tenant shall keep in force, at its own expense, so long as this Lease remains in effect and during such other times as Tenant occupies the Premises or any part thereof, comprehensive general liability insurance including broad form endorsement contractual liability, with respect to the Premises, with combined single limits in an amount not less than the amount specified in Section 1.2 (and in such higher amounts as may reasonably be required by Landlord from time to time), and so-called "All Risk" insurance on (and in an amount not less than the full replacement value of) Tenant's personal property, including trade fixtures, floor coverings, furniture and other property removable by Tenant. All such insurance shall be written by companies and on forms acceptable to Landlord. Tenant will further deposit the policy or policies of such insurance or certificates thereof with Landlord, which policies shall name Landlord and/or its designee(s) as additional named insured, and shall also contain a provision stating that such policy or policies shall not be cancelled or amended except after thirty (30) days written notice to Landlord. If the nature of Tenant's business is such as to place all or any of its employees under the coverage of local workmen's compensation or similar statutes, Tenant shall also keep in force, at its expense, so long as this Lease remains in effect and during such other times as Tenant occupies the Premises or any part thereof, workmen's compensation or similar insurance affording statutory coverage and containing statutory limits. If Tenant shall not comply with its covenants made in this Section 10.2, Landlord may cause insurance as aforesaid to be issued, and, in such event, Tenant agrees to pay, as additional rent and charge, the premium for such insurance upon Landlord's demand.

     10.3 TENANT'S RISK. To the maximum extent this agreement may be made effective according to law, Tenant agrees to use and occupy the Premises and to use such other portions of the Building, the Property and the Common Property as Tenant is herein given the right to use at Tenant's own risk; and Landlord shall have no responsibility or liability for any loss of or damage to Tenant's Removable Property (including, without limitation, damage resulting from the breaking, bursting, or leaking of pipes, conduits, electrical lines and the like or from any other cause or condition). The provisions of this Section shall be applicable from and after the execution of this Lease and until the end of the Term, and during such further period as Tenant may use or be in occupancy of any part of the Premises or the Building.

     10.4 INJURY CAUSED BY THIRD PARTIES. To the maximum extent this agreement may be made effective according to law, Tenant agrees that Landlord shall not be responsible or liable to Tenant, or to those claiming by, through or under Tenant, for any loss or damage that may be occasioned by or through the acts or omissions of persons occupying adjoining premises or any part of the premises adjacent to or connecting with the Premises or any part of the Property or the Office Park or otherwise.

     10.5 LANDLORD'S NEGLIGENCE. Notwithstanding anything to the contrary set forth in the foregoing provisions of this Article X, Landlord agrees to indemnify and hold harmless Tenant from and against all loss, cost and expense resulting from Landlord's negligence, or from any other tortious act of Landlord.

                                  ARTICLE  XI
                         LANDLORD'S ACCESS TO PREMISES

     11.1 LANDLORD'S RIGHTS. Landlord shall have the right to enter the Premises at all reasonable hours for the purpose of inspecting or making repairs to the same, and Landlord shall also have the right to make access available at all reasonable hours to prospective or existing mortgagees, purchasers or tenants of any part of the Property.

                                 ARTICLE  XII
                          FIRE, EMINENT DOMAIN, ETC.

     12.1 ABATEMENT OF RENT. If the Premises shall be damaged by fire or casualty, Basic Rent payable by Tenant shall abate proportionately for the period in which, by reason of such damage, there is substantial interference with Tenant's uses of the Premises, having regard to the extent to which Tenant may be required to discontinue Tenant's use of all or a portion of the Premises, but such abatement or reduction shall end if and when Landlord shall have substantially restored the Premises to the condition which they were in prior to such damage (subject, however, to the provisions of applicable zoning and building regulations). If the Premises shall be affected by any exercise of the power of eminent domain, Basic Rent payable by Tenant shall be justly and equitably abated and reduced according to the nature and extent of the loss of use thereof suffered by Tenant.

     12.2 LANDLORD'S RIGHT OF TERMINATION. If (a) the Premises or (b) the Building or (c) the parking area serving the Building or (d) any roadway or other facility within the Common Property necessary for the use and enjoyment of the Premises (hereinafter referred to as "Critical Common Facilities") are substantially damaged by fire or casualty (the term "substantially damaged" meaning damage of such a character that the same cannot reasonably be expected to be repaired within sixty (60) days from the time that repair work would commence), or if access to the Property through the Common Property is, or if
(i) any part of the Building or (ii) a substantial part of the parking area serving the Building or (iii) Critical Common Facilities are, taken by any exercise of the right of eminent domain, then Landlord shall have the right to terminate this Lease (even if Landlord's entire interest in the Premises may have been divested) by giving notice of Landlord's election so to do within 90 days after the occurrence of such casualty or the effective date of such taking, whereupon this Lease shall terminate 30 days after the date of such notice with the same force and effect as if such date were the date originally established as the expiration date hereof.

     12.3 RESTORATION.  IF this Lease shall not be terminated pursuant to
Section 12.2, Landlord shall thereafter use due diligence to restore the Premises to proper condition for Tenant's use and occupation, provided that Landlord's obligation shall be limited to the amount of insurance proceeds or condemnation awards made available to Landlord therefor. If, for any reason, such restoration shall not be substantially completed within six (6) months after the occurrence of the casualty or taking (which six-month period may be extended for such periods of time as Landlord is prevented from proceeding with or completing such restoration for any cause beyond Landlord's reasonable control). Tenant shall have the right to terminate this Lease by giving notice to Landlord thereof within thirty (30) days after the expiration of such period (as so extended). Upon the giving of such notice, this Lease shall cease and come to an end without further liability or obligation on the part of either party unless, within such 30-day period, Landlord substantially completes such restoration. Such right of termination shall be Tenant's sole and exclusive remedy at law or in equity for Landlord's failure to complete such restoration.

     12.4 AWARD. Landlord shall have and hereby reserves and excepts, and Tenant hereby grants and assigns to Landlord, all rights to recover for damages to the Property and the leasehold interest hereby created, and to compensation accrued or hereafter to accrue by reason of taking, damage or destruction, and by way of confirming the foregoing, Tenant hereby grants and assigns, and covenants with Landlord to grant and assign to Landlord, all rights to such damages or compensation. Nothing contained herein shall be construed to prevent Tenant from prosecuting in any separate condemnation proceedings a claim for the value of any of Tenant's Removable Property installed in the Premises by Tenant at Tenant's expense and for relocation expenses, provided that such action shall not affect the amount of compensation otherwise recoverable by Landlord from the taking authority and shall be prosecuted in a proceeding separate and apart from Landlord.

     12.5 TEMPORARY TAKING. In the event of taking of the Premises or any part thereof for temporary use (that is, for a use which is expected to end prior to the expiration of the Term), (i) this Lease shall be and remain unaffected thereby and rent shall not abate, and (ii) Tenant shall be entitled to receive for itself such portion or portions of any award made for such use with respect to the period of the taking which is within the Term, provided that if such taking shall remain in force at the expiration or earlier termination of this Lease, Tenant shall then pay to Landlord a sum equal to the reasonable cost of performing Tenant's obligations under this Lease with respect to surrender of the Premises and upon such payment shall be excused from such obligations.

                                 ARTICLE  XIII
                                    DEFAULT

     13.1 TENANT'S DEFAULT.

          (a) If at any time subsequent to the date of this Lease any one or more of the following events (each herein referred to as a "Default of Tenant") shall happen:

                    (i) Tenant shall fail to pay the Basic Rent, Escalation Charges or other charges hereunder when due and such failure shall continue for three (3) full business days after notice to Tenant from Landlord; or

                    (ii) Tenant shall neglect or fail to perform or observe any other covenant herein contained on Tenant's part to be performed or observed and Tenant shall fall to remedy the same within thirty (30) days after written notice to Tenant specifying such neglect or failure (or, if such failure is of such a nature that Tenant cannot reasonably remedy the same within such thirty (30) day period, Tenant shall fail to commence promptly to remedy the same and to prosecute such remedy to completion with diligence and continuity); or

                    (iii) Tenant's leasehold interest in the Premises shall be taken on execution or by other process of law directed against Tenant; or

                    (iv) Tenant shall make an assignment for the benefit of creditors or shall file a voluntary petition in bankruptcy or shall be adjudicated bankrupt or insolvent, or shall file any petition or answer seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief for itself under any present or future Federal, State or other statute, law or regulation for the relief of debtors, or shall seek or consent to or acquiesce in the appointment of any trustee, receiver or liquidator of Tenant or of all or any substantial part of its property, or shall admit in writing its inability to pay its debts generally as they become due; or

                    (v) A petition shall be filed against Tenant in bankruptcy or under any other law seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any present or future Federal, State or other statute, law or regulation and shall remain undismissed or unstayed for an aggregate of Sixty (60) days (whether or not consecutive), or if any debtor in possession (whether or not Tenant), trustee, receiver, or liquidator of Tenant or of all or any substantial part of its property or of the Premises shall be appointed without the consent or acquiescence of Tenant and such appointment shall remain unvacated or unstayed for an aggregate of sixty (60) days (whether or not consecutive); or

                    (vi) Tenant shall abandon or vacate the Premises, or shall otherwise indicate its unwillingness to continue to perform its obligations hereunder;

then in any such case (1) if such Default of Tenant shall occur prior to the Commencement Date, this Lease shall ipso facto, and without further act on the part of Landlord, terminate, and (2) if such Default of Tenant shall occur after the Commencement Date, Landlord may terminate this Lease by notice to Tenant, and this Lease shall come to an end on the date of such notice, as fully and completely as if such date were the date herein originally fixed for the expiration of the Term; and Tenant will then quit and surrender the Premises to Landlord, but Tenant shall remain liable as hereinafter provided.

          (b) If this Lease shall have been terminated as provided in this Article, or if any execution or attachment shall be issued against Tenant or any of Tenant's property whereupon the Premises shall be taken or occupied by someone other than Tenant, then Landlord may, without notice, re-enter the Premises, either by force, summary proceedings, ejectment or otherwise, and remove and dispossess Tenant and all other persons and any and all property from the same, as if this Lease had not been made, and Tenant hereby waives the service of notice of intention to re-enter or to institute legal proceedings to that end.

          (c) In the event of any termination, Tenant shall pay the Basic Rent, Escalation Charges and other sums payable hereunder up to the time of such termination, and thereafter Tenant, until what would have been the end of the Term in the absence of such termination, and whether or not the Premises shall have been relet, shall be liable to Landlord for, and shall pay to Landlord, as liquidated current damages, the Basic Rent, Escalation Charges and other sums which would be payable hereunder if such termination had not occurred, less the net proceeds, if any, of any reletting of the Premises for the corresponding period, after deducting all expenses in connection with such reletting, including, without limitation, all repossession costs, brokerage commissions, legal expenses, attorneys' fees, advertising costs, expenses of employees, alteration costs and expenses of preparation for such reletting. Tenant shall pay such current damages to Landlord monthly on the days on which Basic Rent would have been payable hereunder if this Lease had not been terminated.

          (d) At any time after such termination, whether or not Landlord shall have collected any such current damages, as liquidated final damages and in lieu of all such current damages beyond the date of such demand, Tenant shall pay to Landlord upon demand an amount equal to the excess, if any, of the Basic Rent, Escalation Charges and other sums as hereinbefore provided which would be payable hereunder from the date of such demand (assuming that, for the purposes of this paragraph, annual payments by Tenant on account of Taxes and Operating Expenses would be the same as the payments required for the immediately preceding Operating or Tax Year) for what would be the then unexpired Term if the same remained in effect, over the then fair net rental value of the Premises for the same period.

          (e) In case of any Default by Tenant, following any re-entry, termination and dispossession by summary proceedings or otherwise, Landlord may
(i) re-let the Premises or any part or parts thereof either in the name of Landlord or otherwise, for a term or terms which may at Landlord's option be equal to or less than or exceed the period which would otherwise have constituted the balance of the Term of this Lease and may grant concessions or free rent to the extent that Landlord considers advisable and necessary to re-let the same and (ii) may make such alterations, repairs and decorations in the Premises as Landlord in its sole judgment considers advisable and necessary for the purpose of re-letting the Premises; and the making of such alterations, repairs and decorations shall not operate or be construed to release Tenant from liability hereunder as aforesaid. Landlord shall in no event be liable in any way whatsoever for failure to re-let the Premises, or, in the event that the Premises are re-let, for failure to collect the rent under such re-letting. Tenant hereby expressly waives any and all rights of redemption granted by or under any present or future laws in the event of Tenant being evicted or dispossessed, or in the event of Landlord obtaining possession of the Premises, by reason of the violation by Tenant of any of the conditions of this Lease.

          (f) If a Guarantor of the Lease is named in Section 1.2, the happening of any of the events described in paragraphs (a)(iv) or (a)(v) of this Section
13.1 with respect to the Guarantor shall constitute a Default of Tenant hereunder.

          (g) The specified remedies to which Landlord may resort hereunder are not intended to be exclusive of any remedies or means of redress to which Landlord may at any time be entitled lawfully, and Landlord may invoke any remedy (including the remedy of specific performance) allowed at law or in equity as if specific remedies were not herein provided for.

          (h) All costs and expenses incurred by or on behalf of Landlord (including, without limitation, attorneys' fees and expenses) in enforcing its rights hereunder or occasioned by any Default of Tenant shall be paid by Tenant.

     13.2 LANDLORD'S DEFAULT. Landlord shall in no event be in default in the performance of any of Landlord's obligations hereunder unless and until Landlord shall have failed to perform such obligation within thirty (30) days, or such additional time as is reasonably required to correct any such default, after notice by Tenant to Landlord specifying wherein Landlord has failed to perform any such obligations. After receipt of any such notice, Landlord shall commence the curing of any such default with reasonable promptness.

                                 ARTICLE  XIV
                           MISCELLANEOUS PROVISIONS

      14.1 EXTRA HAZARDOUS USE. Tenant covenants and agrees that Tenant will not do or permit anything to be done in or upon the Premises, or bring in anything or keep anything therein, which shall invalidate or increase the rate of property or liability insurance on the Premises or the Property above the standard rate applicable to premises being occupied for the Permitted Uses; and Tenant agrees that, in the event that Tenant shall do any of the foregoing, Tenant will promptly pay to Landlord, on demand, any such increase resulting therefrom, which shall be due and payable as an additional charge hereunder.

      14.2  WAIVER.

            (a) Failure on the part of Landlord or Tenant to complain of any action or non-action on the part of the other, no matter how long the same may continue, shall never be a waiver by Tenant or Landlord, respectively, of any of the other's rights hereunder. Further, no waiver at any time of any provisions hereof by Landlord or Tenant shall be construed as a waiver of any of the other provisions hereof' and a waiver at any time of any of the provisions hereof shall not be construed as a waiver at any subsequent time of the same provisions. The consent or approval of Landlord or Tenant to or of any action by the other requiring such consent or approval shall not be construed to waive or render unnecessary Landlord's or Tenant's consent or approval to or of any subsequent similar act by the other.

            (b) No payment by Tenant, or acceptance by Landlord, of a lesser amount than shall be due from Tenant to Landlord shall be treated otherwise than as a payment on account. The acceptance by Landlord of a check for a lesser amount with an endorsement or statement thereon, or upon any letter accompanying such check, that such lesser amount is payment in full, shall be given no effect, and Landlord may accept such check without prejudice to any other rights or remedies which Landlord may have against Tenant. The delivery of keys to any employee of Landlord or to Landlord's agent or any employee thereof shall not operate as a termination of this Lease or a surrender of the Premises.

      14.3 COVENANT OF QUIET ENJOYMENT. Tenant, subject to the terms and provisions of this Lease, on payment of the Basic Rent and Escalation Charges and other sums and charges due hereunder and observing, keeping and performing all of the other terms and provisions of this Lease on Tenant's part to be observed, kept and performed, shall peaceably and quietly have, hold and enjoy the Premises for the Term without hindrance or molestation by anyone claiming by, through or under Landlord, subject, however, to the rights of the holders of all mortgages affecting the property from time to time; provided, however, Landlord may at any time and from time to time, without the same constituting a breach of Landlord's covenant of quiet enjoyment or an actual or constructive eviction, and without incurring any liability to Tenant or otherwise affecting any of Tenant's obligations under this Lease, make such changes, alterations, additions, improvements, repairs or replacements in or to the interior and exterior of the Building (including the Premises) and the fixtures and equipment thereof, and in or to the Property and the Office Park (including, without limitation, landscaping, the construction of additional structures, signs and buildings, the relocation of access roads situated within the Office Park and the redesign or temporary closing of parking areas and other common facilities and roads serving the Building and the Office Park) as Landlord may deem necessary or desirable, and change the arrangement and/or location of entrances or passageways, doors and doorways, corridors, elevators, or other public parts of the Building, provided further, however, that there be no unreasonable interference with the conduct of Tenant's business or obstruction of access to the Premises by Tenant. Nothing contained in this Section 14.3 shall be deemed to relieve Tenant of any duty, obligation or liability with respect to making any repair, replacement or improvement or complying with any law, order or requirement of any governmental or other authority. Landlord reserves the right, at any time and from time to time, to change the name and address of the Building and the Office Park.

      14.4  LANDLORD'S LIABILITY.

            (a) Tenant specifically agrees to look solely to Landlord's then equity interest in the Property at the time owned by Landlord, for recovery of any judgment from Landlord; it being specifically agreed that neither Landlord (original or successor) nor any partner, beneficiary, shareholder, officer, director, employee or any other party holding any interest in or being affiliated with Landlord shall ever be personally liable for any such judgment, or for the payment of any monetary obligation to Tenant. The provision contained in the foregoing sentence is not intended to, and shall not, limit any right that Tenant might otherwise have to obtain injunctive relief against Landlord or Landlord's successors in interest, or to take any action not involving the personal liability of Landlord (original or successor) to respond in monetary damages from Landlord's assets other than Landlord's equity interest in the Property.

            (b) In no event shall Landlord ever be liable for any indirect or consequential damages suffered by Tenant from whatever cause.

      14.5 RULES AND REGULATIONS. Tenant shall abide by rules and regulations from time to time established by Landlord (including, without limitation, the Rules and Regulations annexed hereto as Exhibit B), it being agreed that such rules and regulations will be established and applied by Landlord in a non-discriminatory fashion, such that all rules and regulations shall be generally applicable to other tenants of the Building of similar nature to the Tenant named herein (having in mind the location and nature of the Premises and the nature of Tenant's business activities). Landlord agrees to use reasonable efforts to insure that any such rules and regulations are uniformly enforced, but Landlord shall not be liable to Tenant for violation of the same by any other tenant or occupant of the Building, or persons having business with them. Landlord expressly reserves the right to waive application of any rule or regulation as to any tenant.

      14.6 ADDITIONAL CHARGES. If Tenant shall fail to pay when due any sums under this Lease designated as an additional charge, additional rent or Escalation Charge or any other charge hereunder, Landlord shall have the same rights and remedies as Landlord has hereunder for failure to pay Basic Rent.

      14.7 INVALIDITY OF PARTICULAR PROVISIONS. If any term or provision of this Lease, or the application thereof to any person or circumstance, shall, to any extent, be invalid or unenforceable, the remainder of this Lease, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Lease shall be valid and shall be enforced to the fullest extent permitted by law.

      14.8 PROVISIONS BINDING, ETC. Except as herein provided, the terms hereof shall be binding upon and shall inure to the benefit of the successors and assigns, respectively, of Landlord and Tenant, and, if Tenant shall be an individual, upon and to his heirs, executors, administrators, successors and assigns. Each term and each provision of this Lease to be performed by Tenant shall be construed to be both a covenant and a condition. The reference contained to successors and assigns of Tenant is not intended to constitute a consent to assignment by Tenant, but has reference only to those instances in which Landlord may later give consent to a particular assignment (or as to which Landlord's consent is not required), pursuant to Article VIII hereof.

      14.9 RECORDING. Tenant agrees not to record this Lease, but each party hereto agrees, on the request of the other, to execute a so-called notice of lease in recordable form and complying with applicable law and reasonably satisfactory to Landlord's attorneys. In no event shall such document set forth the rent or other charges payable by Tenant under this Lease; and any such document shall expressly state that it is executed pursuant to the provisions contained in this Lease, and is not intended to vary the terms and conditions of this Lease.

      14.10 NOTICES. Whenever, by the terms of this Lease, notice shall or may be given either to Landlord or to Tenant, such notice shall be in writing and shall be sent by registered mail, return receipt requested, postage prepaid, or by prepaid Federal Express or other similar overnight delivery service:

     If intended for Landlord, addressed to Landlord at Landlord's Address (or to such other address or addresses as may from time to time hereafter be designated by Landlord by like notice); and

     If intended for Tenant, addressed to Tenant at the Premises (or to such other address or addresses as may from time to time hereafter be designated by Tenant by like notice); provided, however, that, prior to the Commencement Date, notices intended for Tenant shall be addressed to Tenant's Original Address.

     All such notices shall be effective upon receipt by or tender for delivery to the intended recipient thereof.

      14.11 WHEN LEASE BECOMES BINDING. The submission of this document for examination and negotiation does not constitute an offer to lease, or a reservation of' or option for, the Premises, and this document shall become effective and binding only upon execution and delivery by both Landlord and Tenant. Except for the provisions of any written instrument or agreement executed substantially concurrently herewith by Landlord and Tenant, all negotiations, considerations, representations and understandings between Landlord and Tenant are incorporated herein and this Lease expressly supersedes any proposals or other written documents executed prior hereto. This Lease may be modified or altered only by written agreement between Landlord and Tenant, and no act or omission of any employee or agent of Landlord shall alter, change or modify any of the provisions hereof.

      14.12 PARAGRAPH HEADINGS. The paragraph headings in this instrument are for convenience and reference only, and the words contained therein shall in no way be held to explain, modify, amplify or aid in the interpretation, construction or meaning of the provisions of this Lease.

      14.13 SUBORDINATION; ATTORNMENT.

            (a) Tenant's rights under this Lease are and shall always be subordinate to the operation and effect of any lease of land only or of land and buildings in a sale-leaseback transaction, and any mortgage, deed of trust or other security instrument now or hereafter placed upon the Property, or any part or parts thereof' by Landlord. This clause shall be self-operative, and no further instrument of subordination shall be required. In confirmation thereof Tenant shall execute such further assurances as may be requisite. In addition, Tenant agrees to attorn to any successor in interest to Landlord whether by purchase, foreclosure, sale in lieu of foreclosure, power of sale, termination of any lease of land only or land and buildings in a sale-leaseback transaction or otherwise, if so requested or required by such successor in interest, and Tenant agrees, upon demand, to execute such agreement or agreements in confirmation of such attornment as may be requested by Landlord. However, Tenant's obligation of subordination and attornment with respect to any mortgage hereafter encumbering the Property shall be conditioned upon the execution by the holder of such mortgage of an agreement, in the form then commonly used by such holder, to the effect that, notwithstanding any foreclosure of such mortgage or other exercise by the holder of its rights thereunder, Tenant shall be permitted to continue to occupy the Premises and exercise its rights hereunder, so long as there shall occur no condition which, pursuant to the terms of this Lease, would have permitted Landlord to terminate this Lease or otherwise interfere with Tenant's rights hereunder. Landlord or its mortgagee, any ground lessor or other similar secured party, may, at its option, make this Lease superior to any such mortgage, ground lease or other security instrument by giving Tenant ten (10) days prior written notice and no other documentation shall be necessary to effect such change.

            (b) If any person shall succeed to all or part of Landlord's interest in the Premises upon the exercise of any remedy provided for in any mortgage of the Premises now or hereafter recorded, (i) Tenant shall attorn to and recognize such person as Tenant's landlord as above provided and this Lease shall continue in full force and effect as a direct lease between such person and Tenant as fully and with the same force and effect as if this Lease had originally been entered into by such person and Tenant, except that such person shall not be liable for any act or omission of Landlord occurring prior to such person's succession to title nor be subject to any offset, defense or counterclaim accruing prior to such person S succession to title, nor be bound by any modification of this Lease or any waiver, compromise, release or discharge of any obligation of Tenant hereunder unless such modification, waiver, compromise, release or discharge shall have been specifically consented to in writing by the mortgagee under said mortgage, nor be bound by any payment of Basic Rent or Escalation Charges which Tenant has paid more than one month in advance (other than deposits in the nature of security deposits), and (ii) such person and each person succeeding to its interest in the Premises shall not be liable for any warranty or guaranty of Landlord under this Lease and shall be liable for the performance and observance of the other covenants and conditions to be performed and observed by Landlord under this Lease only with respect to the period during which such person shall own such interest.

            (c) Concurrently with any notification from Tenant to Landlord concerning any default by Landlord in the performance of its obligations hereunder, Tenant shall provide a copy of such notice to any mortgagee or ground lessor of the Property of which Tenant has received notice. Thereafter, Tenant will not exercise any right to terminate this Lease on account of such default unless such mortgagee or ground lessor has failed, within a reasonable time after its receipt of such notice from Tenant, to remedy such default on behalf of Landlord.

            (d) Neither receipt of a collateral assignment of Landlord's interest hereunder nor receipt of transfer of title to the Property when followed by a ground lease back to Landlord shall be deemed to constitute an assumption by the mortgagee or transferee (as the case may be) of the obligations of Landlord hereunder, unless such obligations shall be expressly assumed, in writing, by such mortgagee or transferee.

            (e) If, in connection with obtaining construction, interim or permanent financing for the Property, the lender shall request reasonable modifications in this Lease as a condition to such financing, Tenant will not unreasonably withhold, delay or defer its consent thereto, provided that such modifications do not increase the obligations of Tenant hereunder, or affect Tenant's rental and other monetary obligations hereunder, the Term or any of the other "business" terms contained herein, or materially adversely affect the leasehold interest hereby created or Tenant's rights hereunder.

      14.14 ASSIGNMENT OF RENTS AND TRANSFER OF TITLE.

            (a) With reference to any assignment of Landlord's interest in this Lease, or the rents payable hereunder, conditional in nature or otherwise, which assignment is made to the holder of a mortgage on property which includes the Premises, Tenant agrees that the execution thereof by Landlord, and the acceptance thereof by the holder of such mortgage shall never be treated as an assumption by such holder of any of the obligations of Landlord hereunder unless such holder shall, by notice sent to Tenant, specifically otherwise elect, and that, except as aforesaid, such holder shall be treated as having assumed Landlord's obligations hereunder only upon foreclosure of such holder's mortgage and the taking of possession of the Premises.

            (b) In the event of any transfer of title to the Property by Landlord, Landlord shall thereafter be entirely freed and relieved from the performance and observance of all covenants and obligations hereunder. Furthermore, Landlord and each succeeding holder of Landlord's interest under this Lease shall be responsible only for defaults hereunder arising during or prior to the period during which such party holds Landlord's interest hereunder.

      14.15 STATUS REPORT. Tenant agrees that, at any time and from time to time at reasonable intervals, within ten (10) days after written request by Landlord, Tenant will execute, acknowledge and deliver to Landlord and/or to Landlord's designee, mortgagee or other similar secured party as may be designated by Landlord, a certificate stating that this Lease is unmodified and in full force and effect (or that the same is in full force and effect as modified, listing the instruments of modification), the dates to which rent and other charges have been paid, and whether or not, to the best of Tenant's knowledge, Landlord is in default hereunder (and if so, specifying the nature of the default), and containing such other statements as to the status of matters under this Lease as Landlord may require, it being intended that any such statement delivered pursuant to this paragraph may be relied upon by any mortgagee, ground lessor or assignee of Landlord's interest in the Premises.

      The failure of Tenant to execute and deliver such certificate shall constitute a default hereunder, in which event, in addition to any other remedies which Landlord may have under this Lease as a result of Tenant's default, Landlord is hereby authorized, as attorney and agent of Tenant, to execute such certificate; and in such event Tenant hereby confirms and ratifies any such certificate executed by virtue of the power of attorney hereby granted.

      14.16 REMEDYING DEFAULTS. Landlord shall have the right, but shall not be required, to pay such sums or do any act which requires the expenditure of monies which may be necessary or appropriate by reason of the failure or neglect of Tenant to perform any of the provisions of this Lease, and in the event of the exercise of such right by Landlord, Tenant agrees to pay Landlord forthwith upon demand all such sums, together with interest thereon at a rate (the "Default Rate") equal to the greater of (i) 3% over the "prime rate" in effect from time to time at Bank of Boston and (ii) 18% per annum, as an additional charge. (However, in no event shall the Default Rate be greater than the highest rate of interest which may lawfully be charged.) Any payment of Basic Rent, Escalation Charges or other sums payable hereunder not paid when due shall, at the option of Landlord, bear interest at the Default Rate from the due date thereof which interest shall be payable forthwith upon demand by Landlord.

      14.17 HOLDING OVER. Any holding over by Tenant after the expiration or earlier termination of the Term shall be treated as a daily tenancy at sufferance at a rate equal to 1 1/2 times the sum of the Basic Rent and Escalation Charges herein provided (prorated on a daily basis), and shall otherwise be on the terms and conditions set forth in this Lease as far as applicable.

      14.18 WAIVER OF SUBROGATION. Landlord shall cause each insurance policy carried by it insuring the Building against loss by fire or any of the casualties covered by standard extended coverage to be written in such a manner as to provide that the insurer waives all right of recovery by way of subrogation against Tenant in connection with any loss or damage covered by the policy. Tenant shall cause each insurance policy carried by it insuring the Premises as well as the contents thereof' including trade fixtures and personal property, against loss by fire or any of the casualties covered by standard extended coverage to be written in such a manner as to provide that the insurer waives all right of recovery by way of subrogation against Landlord in connection with any loss or damage covered by the policy. Neither party hereto shall be liable to the other for any loss or damage caused by fire or any of the casualties covered by standard extended coverage, which loss or damage is covered by the insurance policies maintained by the other party, provided that such policies are not invalidated by such waiver; and provided further that, if either party shall be unable to obtain the waiver of subrogation required by this Section without additional premium therefor, then unless the party claiming the benefit of such waiver shall agree to pay such party for the cost of such additional premium within thirty (30) days after notice of the statement setting forth such requirement and the amount of additional premium, such waiver shall be of no force and effect between such party and the claiming party; and provided further that neither party hereto shall be freed of liability to the extent of any deductible under the other party's insurance, or to the extent to which such other party's loss is greater than the coverage provided by the insurance policy to which the waiver of subrogation required by this Section applies.

      14.19 SURRENDER OF PREMISES. Upon the expiration or earlier termination of the Term, Tenant shall peaceably quit and surrender to Landlord the Premises in neat and clean condition and in good order, condition and repair, together with all alterations, additions and improvements which may have been made or installed in, on or to the Premises prior to or during the Term, excepting only ordinary wear and use and damage by fire or other casualty for which, under other provisions of this Lease, Tenant has no responsibility of repair or restoration. Tenant shall remove all of Tenant's Removable Property and, to the extent specified by Landlord, all alterations and additions made by Tenant and all partitions wholly within the Premises unless installed initially by Landlord in preparing the Premises for Tenant's occupancy pursuant to Article IV; and shall repair, to the satisfaction of Landlord, any damage to the Premises or the Building (or any other portion of the Office Park) caused by such removal. Any of Tenant's Removable Property which shall remain in the Building or on the Premises after the expiration or termination of the Term shall be deemed conclusively to have been abandoned, and either may be retained by Landlord as its property or may be stored by Landlord or disposed of in such manner as Landlord may see fit, at Tenant's sole cost and expense.

      14.20 BROKERAGE. Tenant warrants and represents that Tenant has dealt with no broker in connection with the consummation of this Lease other than the Broker(s) (if any) specified in Section 1.2 (the "Broker"), and, in the event of any brokerage claims against Landlord predicated upon prior dealings with Tenant, Tenant agrees to defend the same and indemnify Landlord against any such claim, provided that Landlord shall be solely responsible for the payment of brokerage commissions to the Broker.

      14.21 SUBSTITUTE SPACE. In the event that another tenant or occupant of the Building desires to expand its premises into the Premises (or any portion thereof), or if a proposed tenant desires to lease space which includes the Premises, if Landlord so requests, Tenant shall vacate the Premises and relinquish its rights with respect to the same provided that Landlord shall provide to Tenant substitute space in the Building or in another building in the Office Park, such space to be reasonably comparable in size, layout, finish and utility to the Premises, and further provided that Landlord shall, at its sole cost and expense, move

Tenant and Tenant's Removable Property from the Premises to such new space in such manner as will minimize, to the greatest extent practicable, undue interference with the business or operations of Tenant. Any such substitute space shall, from and after such relocation, be treated as the Premises demised under this Lease, and shall be occupied by Tenant under the same terms, provisions and conditions as are set forth in this Lease. In the event that Tenant occupies substitute space, any notice of lease or short form of lease shall be amended appropriately, so as to reflect accurately the premises then occupied by Tenant.

      14.22 WAIVER OF JURY TRIAL. Landlord and Tenant hereby waive trial by jury in any action, proceeding or counter claim brought by either of the parties hereto against the other, on or in respect to any matter whatsoever arising out of or in any way connected with this Lease, the relationship of Landlord and Tenant hereunder, Tenant's use or occupancy of the Premises and/or any claim of injury or damages.

      14.23 GOVERNING LAW. This Lease shall be governed exclusively by the provisions hereof and by the laws of the Commonwealth of Massachusetts.

      IN WITNESS WHEREOF, Landlord and Tenant have caused this Lease to be duly executed, under seal, by persons hereunto duly authorized, in multiple copies, each to be considered an original hereof' as of the date first set forth above.

TENANT:                                        LANDLORD:

Physicians Quality Care, Inc.                  Shorenstein Management, Inc., As
                                               Trustee
                                               for SRI Two Realty Trust

By:  /s/ Nancy Kelley                          By:
    _______________________________                 ____________________________
     Nancy Kelley
     Its Executive Vice President of                Its:
     Business  Development                          Hereunto duly authorized
     Hereunto duly authorized

                                   EXHIBIT B

                         CORPORATE CENTER OFFICE LEASE

                                      FOR

                     WINTER STREET, WALTHAM, MASSACHUSETTS

                             RULES AND REGULATIONS



     RULES AND REGULATIONS. Tenant agrees to observe the rights reserved to Landlord in the Lease and agrees, for itself its employees, agents, clients, customers, invitees, contractors and guests, to comply with the following rules and regulations and with such reasonable modifications thereof and additions thereto as Landlord may make, from time to time, for the Building.

     (a) Any sign, lettering, curtain, picture, notice, or advertisement within Tenant's Premises (including but not limited to Tenant identification signs on doors to the Premises) which is visible outside of the Premises shall be installed at Tenant's cost and in such manner, character and style as Landlord may approve in writing. No sign, lettering, picture, notice or advertisement shall be placed on any outside window or in any position so as to be visible from outside the Building or from any atrium or lobbies of the Building.

     (b) Tenant shall not use the name of the Building or use pictures or illustrations of the Building in advertising or other publicity, without prior written consent of Landlord.

     (c) Tenant, its customers, invitees, licensees, and guests shall not obstruct sidewalks, entrances, passages, courts, corridors, vestibules, halls, elevators and stairways in and about the Building. Tenant shall not place objects against glass partitions or doors or windows or adjacent to any open common space which would be unsightly from the Building corridors or from the exterior of the Building, and will promptly remove the same upon notice from Landlord.

     (d) Tenant shall not make noises, cause disturbances, create vibrations, odors or noxious fumes or use or operate any electrical or electronic devises or other devices that emit sound waves or are dangerous to other tenants and occupants of the Building or that would interfere with the operation of any device or equipment or radio or television broadcasting or reception from or within the Building or elsewhere, or with the operation of roads or highways in the vicinity of the Building and shall not place or install any projections, antennae, aerials or similar devices inside or outside of the Premises.

     (e) Tenant shall not make any room-to-room canvass to solicit business from other tenants in the Building and shall not exhibit, sell or offer to sell, use, rent or exchange any item or services in or from the Premises unless ordinarily embraced within Tenant's use of the Premises as specified in its Lease.

     (f) Tenant shall not waste electricity or water and agrees to cooperate fully with Landlord to assure the most effective operation of the Building's heating and air conditioning and shall refrain from attempting to adjust any controls. Tenant shall keep public corridor doors closed.

     (g) Door keys for doors in the Premises will be furnished at the commencement of the Lease by Landlord. Tenant shall not affix additional locks on doors and shall purchase duplicate keys only from Landlord. When the Lease is terminated, Tenant shall return all keys to Landlord and will provide to Landlord the means of opening any safes, cabinets or vaults left in the Premises.

     (h) Tenant assumes full responsibility for protecting its space from theft, robbery and pilferage, which includes keeping doors locked and other means of entry to the Premises closed and secured.

     (i) Peddlers, solicitors and beggars shall be reported to the office of the Building or as Landlord otherwise requests.

     (j) Tenant shall not install nor operate machinery or any mechanical devices of a nature not directly related to Tenant's ordinary use of the Premises without the written permission of Landlord.

     (k) No person or contractor not employed or approved by Landlord shall be used to perform window washing, cleaning, decorating, repair or other work in the Premises.

     (l) Tenant may not (without Landlord's approval therefor, which approval will be signified on Tenant Plans submitted pursuant to the Lease) and Tenant shall not permit or suffer anyone to:

         (1)  Cook in the Premises.
         (2) Place vending or dispensing machines of any kind in or about the Premises;
         (3) At any time sell, purchase or give away, or permit the sale, purchase or gift of' food in any form;

     (m) Tenant shall not:

         (1) Use the Premises for lodging, manufacturing or for any immoral or illegal purposes.
         (2) Use the Premises to engage in the manufacture or sale of' or permit the use of any spirituous, fermented, intoxicating or alcoholic beverages on the Premises.
         (3) Use the Premises to engage in the manufacture or sale of or permit the use of any illegal drugs on the Premises.

     (n) In no event shall any person bring into the Building inflammables such as gasoline, kerosene, naphtha and benzene or explosives or firearms (except as may be used in normal security procedures) or any other article of intrinsically dangerous nature. If by reason of the failure of Tenant to comply with the provisions of this paragraph any insurance premium payable by Landlord for all or any part of the Building shall at any time be increased above normal insurance premiums for insurance not covering the items aforesaid, Landlord shall have the option to either terminate the Lease or to require Tenant to make immediate payment for the whole of the increased insurance premium.

     (o) Tenant shall comply with all applicable federal, state and municipal laws, ordinances and regulations and building rules, and shall not directly or indirectly make any use of the Premises which may be prohibited thereby or which shall be dangerous to person or property or shall increase the cost of insurance or require additional insurance coverage.

     (p) If Tenant desires signal, communication, alarm or other utility or service connection installed or changed, the same shall be made at the expense of Tenant, with approval and under direction of Landlord.

     (q) Bicycles shall not be permitted in the Building in other than Landlord-designated locations.

     (r) Tenant shall cooperate and participate in all security programs affecting the Building.

     (s) In any event Landlord allows one or more tenants in the Building to do any act prohibited herein, Landlord shall not be precluded from denying any other tenant the right to do any such act.

     (t) Tenant, or the employees, agents, servants, visitors or licensees of Tenant shall not at any time place, leave or discard any rubbish, paper, articles, or objects of any kind whatsoever outside the doors of the Premises or in the corridors or passageways of the Building. No animals or birds shall be brought or kept in or about the Building.

     (u) Landlord shall have the right to prohibit any advertising by Tenant which in Landlord's opinion, tends to impair the reputation of the Building or its desirability for offices, and, upon written notice from Landlord, Tenant will refrain from or discontinue such advertising.

     (v) Tenant shall not mark, paint or drill into, or in any way deface any part of the Building or the Premises. No boring, driving of nails or screws, cutting or stringing wires shall be permitted, except with the prior written consent of Landlord and as Landlord may direct. Tenant shall not install any resilient tile or similar floor covering in the Premises except with the prior approval of Landlord. The use of cement or other similar adhesive materials is expressly prohibited.

     (w) Landlord shall have the right to limit or control the number and format of listings on the main Building directory.

     (x) Tenant's use of delivery areas, loading areas and freight elevators shall be scheduled in advance with Landlord and shall be subject to the reasonable approval of Landlord.

     (y) Entry and exiting to and from the office Park and use of all roads, driveways and walkways in the office Park shall be subject to such traffic and use rules and regulations as Landlord may promulgate and provide to Tenant from time to time.

                                   EXHIBIT E

                          BAY COLONY CORPORATE CENTER

                   BUILDING SERVICES/CLEANING SPECIFICATIONS


I.   PREMISES

     A.   Daily (Monday thru Friday, Holidays excluded)

          1) Empty and clean all waste receptacles and ashtrays and remove waste material from the premises.

          2)  Sweep and dust mop all uncarpeted areas using a dust-treated mop.

          3) Hand dust and wipe clean with treated cloths all furniture, telephones, files, fixtures and window sills as necessary.

          4)  Spot vacuum or sweep all carpeted areas.

          5) Upon completion of cleaning, all lights will be turned off and doors locked leaving the premises in an orderly condition.

     B.  Weekly

          1)  Vacuum all rugs and carpeted areas.

          2)  Remove finger marks from entrance doors and light switches.

          3)  Wipe clean and polish bright metal work as necessary.

     C.   Quarterly - All high dusting not reached in daily cleaning to include:

          1) Dusting of all pictures, frames, charts, graphs and similar wall hangings.

          2)  Dusting of all vertical surfaces such as walls, doors and ducts.

          3) Dusting of all exposed pipes, air conditioning louvres and high moldings.

II   PUBLIC LOBBIES & ELEVATORS

     A.   Daily (Monday thru Friday) Holidays excluded)

          1) All stone, ceramic tile and other unwaxed flooring swept and or damp mopped.

          2)   Vacuum and spot clean all carpeted areas.

          3)  Wash or sweep clean all floor entry mats.

          4)  Empty and clean all ashtrays urns.

          5)  Wash and clean all water fountains and coolers.

          6)  Wipe clean all metal work and glass as required.

          7) Clean elevators, wash or vacuum floors and wipe clean all metal, glass and/or wood.

          8)  Check and clean all building stairwells as required.

     B.  Monthly

          1)  Wax and or spray buff all non-carpeted flooring areas.

          2)  Dust and clean all lobby walls and ventilating louvres.

                                   EXHIBIT F

                              DESCRIPTION OF LAND


     All that certain tract, piece or parcel of land situate in the City of Waltham, County of Middlesex, Commonwealth of Massachusetts, more particularly described as follows:

     Lot 2 as shown on Plan 41218-B on file with the Engineer's Office of the Middlesex South Registry District of the Land Court.

                                   EXHIBIT G

                          DESCRIPTION OF OFFICE PARK


     All those certain tracts, pieces or parcels of land situate in the City of Waltham, County of Middlesex, Commonwealth of Massachusetts, more particularly described as follows:

     Lots 1, 2, 3 and 4 as shown on Plan 41218-B on file with the Engineer's office of the Middlesex South Registry District of the Land Court.